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                                   EXHIBIT 2.2
                                   -----------

                      AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment"), is made effective as of May 28, 2003, by and among TTR TECHNOLOGIES, INC., a Delaware corporation (the "Seller"), TTR TECHNOLOGIES, LTD., an Israeli corporation and wholly owned subsidiary of the Seller ("Seller Sub") (collectively, the "Seller Corporations"), MACROVISION CORPORATION, a Delaware corporation ("Parent"), MACROVISION EUROPE LTD., a company organized under the laws of England and Wales and a wholly owned subsidiary of Parent ("Macrovision Europe") and MACROVISION ISRAEL LTD., an Israeli corporation and wholly owned subsidiary of Macrovision Europe ("Macrovision Israel"). Capitalized terms used in this Amendment and not otherwise defined herein, shall have the meanings given to them in the Agreement (as defined below).

                                    RECITALS

A. The Seller, Seller Sub, Parent and Macrovision Europe entered into that certain Asset Purchase Agreement, dated as of November 4, 2002 (the "Agreement"), pursuant to which the Seller Corporations agreed to sell to Macrovision Europe the Designated Assets on the terms and subject to the conditions set forth in the Agreement.

B. In accordance with Section 10.9 (b) of the Agreement, Macrovision Europe has assigned its right to purchase a portion of the Designated Assets to Macrovision Israel; specifically, all of Macrovision Europe's right to purchase the right, title and interest of the Seller Corporations in and to the know-how or technology or other tangible or intangible assets which materially derive from the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade ("OCS") Approved Program No. 21248 and all right and obligations with respect to such OCS Approved Program (the "OCS-Funded Technology").

C. In accordance with Section 4.7 of the Agreement, the Seller Corporations have obtained the consent of the OCS to the transfer and sale of the OCS-Funded Technology from the Seller Corporations to Macrovision Israel; however, as required by Section 4.7 of the Agreement, the Seller Corporations have not obtained the release of the OCS (the "Release Requirement") for any claims (the "OCS Claim") it may have to any right, title or interest to, or ownership of, the OCS-Funded Technology.

D. The Parent, Macrovision Europe and Macrovision Israel have agreed to waive the Release Requirement and have agreed to purchase the OCS-Funded Technology subject to any potential OCS Claim in return for the Seller Corporations' agreement to reduce the Initial Payment Amount from $5,250,000 to $5,050,000 (the "Initial Payment Amount Reduction").

E. In order to confirm the parties' understandings with respect to the OCS Funded Technology, the Release Requirements, any OCS Claim and the Initial Payment Amount Reduction and to acknowledge Macrovision Israel's rights as a "Purchaser" under certain provisions of the Agreement, the parties find it necessary and desirable to amend the Agreement and certain of its provisions.

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                                    AGREEMENT

     The parties to this Amendment, intending to be legally bound, agree as follows:

1. The Agreement is hereby amended to include Macrovision Israel in the definition of "Purchaser" solely for purposes of Sections 1.1, the first paragraph of 1.3(a), 1.5, 1.6(b)(i), 1.7, 3.2 and 3.3. In furtherance of such amendment, the parties hereby acknowledge and agree, with respect to the foregoing sections, that (a) Macrovision Israel shall be deemed to be a Purchaser for all purposes of such sections and (b) shall have all of the rights, benefits and obligations of the Purchaser under such sections.

2. The Agreement is hereby further amended by deleting Section 1.3(a)(i) of the Agreement in its entirety and substituting the following new Section 1.3(a)(i) of the Agreement in lieu thereof:

     "(I)   at the Closing, the Purchaser shall pay to the Seller Corporations, in cash and allocated between them in accordance with Part 1.3 of the Disclosure Letter, an amount equal to Five Million Fifty Thousand U.S. Dollars (US$5,050,000) (the "Initial Payment Amount");"

3. The Agreement is hereby further amended by deleting Section 3.1 of the Agreement in its entirety and substituting the following new Section 3.1 of the Agreement in lieu thereof:

     "3.1   DUE ORGANIZATION; ETC. The Purchaser is a company duly organized, validly existing and in good standing under the laws of England and Wales. Macrovision Israel Ltd. is a corporation duly organized, validly existing and in good standing under the laws of Israel. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware."

4. The Agreement is hereby further amended by deleting the definition of "Encumbrances" found in Exhibit A to the Agreement and substituting the following new definition of "Encumbrances" to Exhibit A to the Agreement in lieu thereof:

     "ENCUMBRANCE. "Encumbrance" shall mean, other than any OCS Claim, any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset)"

5. The Agreement is hereby further amended by adding the following new definitions to Exhibit A to the Agreement:

     "OCS. "OCS" shall mean the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade.

     OCS CLAIM. "OCS Claim" shall mean any and all right, title or interest to, or ownership of, the OCS-Funded Technology that the OCS has or may claim.

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     OCS-FUNDED TECHNOLOGY. "OCS-Funded Technology" shall mean all know-how or technology or other tangible or intangible assets which materially derive from OCS Approved Program No. 21248 and all right and obligations with respect to such OCS Approved Program."

6. The parties to this Amendment hereby acknowledge and agree that the transfer of the OCS-Funded Technology from the Seller Corporations to Macrovision Israel as contemplated by that certain Transfer of Rights and Obligations, dated as of the date hereof, from the Seller to the Macrovision Israel shall fully satisfy and comply with the Seller Corporations' obligations under Section 4.7 of the Agreement, regardless of any ongoing OCS Claim.

7. The parties to this Amendment hereby further acknowledge and agree that the Seller Corporations have fully complied with their obligations under Section 4.8 and Section 6.11 of the Agreement.

8. The parties to this Amendment hereby further acknowledge and agree that notwithstanding anything to the contrary contained in the Agreement, including without limitation Section 9 thereof, that the Seller Corporations shall have no duty to indemnify, hold harmless, compensate or reimburse any Indemnitee with respect to any Damages incurred by such Indemnitee arising out of or in connection with any OCS Claim.

9. Except as expressly or by necessary implication amended by the terms of this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this AMENDMENT TO ASSET PURCHASE
AGREEMENT to be executed by their duly authorized representatives, as of the day and year first above written.

                             TTR TECHNOLOGIES, INC.

                             By: /s/ Daniel C. Stein
                                -------------------------------
                             Name: Daniel C. Stein
                             Title: Chief Executive Officer


                             TTR TECHNOLOGIES, LTD.

                             By: /s/ Sam Brill
                                -------------------------------
                             Name: Sam Brill
                             Title: President


                             MACROVISION CORPORATION


                             By: /s/ John D. Ryan
                                -------------------------------
                             Name: John D. Ryan
                             Title: Chairman and Executive Officer


                             MACROVISION EUROPE LTD.

                             By: /s/ John D. Ryan
                                -------------------------------
                             Name: John D. Ryan
                             Title: Director


                             MACROVISION ISRAEL LTD.

                             By: /s/ John D. Ryan
                                -------------------------------
                             Name: John D. Ryan
                             Title: Director